Exhibit (a)(1)(iii)

OFFER TO PURCHASE FOR CASH

ANY AND ALL OF THE OUTSTANDING

0.50% CONVERTIBLE SENIOR NOTES DUE 2024

OF

AMDOCS LIMITED

PURSUANT TO THE

NOTICE OF PUT RIGHT AND OFFER TO PURCHASE

DATED MARCH 14, 2014

CUSIP Numbers: 02342TAC3, 02342TAD1(†)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M., EASTERN TIME, ON APRIL 11, 2014, AND MAY NOT BE EXTENDED, EXCEPT AS REQUIRED BY APPLICABLE LAW.

March 14, 2014

To our clients:

Enclosed for your consideration is a Notice of Put Right and Offer to Purchase dated March 14, 2014 (the “Offer to Purchase”) and the related Letter of Transmittal (which, along with the Offer to Purchase and together with any amendments or supplements to such documents, collectively constitute the “Offer”) in connection with the Offer by Amdocs Limited, a company organized under the laws of the Island of Guernsey (“Amdocs”), to purchase for cash any and all of its outstanding 0.50% Convertible Senior Notes due 2024 (the “Notes”) at the Repurchase Price described below, upon the terms and subject to the conditions set forth in the Offer to Purchase. The Repurchase Price equals 100% of the principal amount of the Notes, plus accrued and unpaid interest to but excluding April 11, 2014. If the expiration date of the Offer is April 11, 2014, the Repurchase Price will equal $1,000.3611 per $1,000 principal amount of Notes tendered. See the Offer to Purchase for definitions of capitalized terms used but not defined herein.

The material relating to the Offer is being forwarded to you as the beneficial owner of Notes carried by us for your account but not registered in your name. A tender of the Notes held by us for your account can be made only by the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Notes held by us for your account.

Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all of the Notes held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer. We urge you to read carefully the Offer to Purchase, the Letter of Transmittal and the other materials provided with this letter before instructing us to tender your Notes.

Your attention is directed to the following:

1.	The Repurchase Price equals 100% of the principal amount of the Notes, plus accrued and unpaid interest to but excluding April 11, 2014. If the expiration date of the Offer is April 11, 2014, the repurchase price will equal $1,000.3611 per $1,000 principal amount of Notes tendered.

2.	The Offer and withdrawal rights will expire at 9:00 a.m., Eastern time, on April 11, 2014, and may not be extended, except as required by applicable law.

3.	The Offer is being made pursuant to the terms of the Notes and subject to the Indenture, dated as of March 5, 2004 between Amdocs and The Bank of New York Mellon (formerly known as The Bank of

†	The CUSIP numbers referenced above have been assigned by Standard & Poor’s Corporation and are included solely for the convenience of holders of the Notes. Amdocs, the Paying Agent and the Trustee shall not be responsible for the selection or use of these CUSIP numbers, and no representation is made as to their correctness on the Notes or as indicated in any notice of put right, offer to purchase or letter of transmittal.

New York), as Trustee, which provide that each holder of Notes will have the right, at such holder’s option, to require Amdocs to purchase at the Repurchase Price all or a portion (which amount must be $1,000 or any greater integral multiple of $1,000 thereof) of such holder’s Notes on March 17, 2014. The purpose of the Offer is to fulfill Amdocs’ obligations under the Indenture and, in order to satisfy its notice obligations under the Indenture, Amdocs is voluntarily extending the repurchase date from March 17, 2014 (as called for under the Indenture) to April 11, 2014.

4.	The Offer is made for any and all of the outstanding Notes.

5.	Tendering holders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Notes by Amdocs pursuant to the Offer.

The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Notes. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Notes in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

If you wish to have us tender any or all of the Notes held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your Notes, all such Notes will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH

ANY AND ALL OF THE OUTSTANDING

0.50% CONVERTIBLE SENIOR NOTES DUE 2024

OF

AMDOCS LIMITED

The undersigned acknowledge(s) receipt of your letter enclosing the Notice of Put Right and Offer to Purchase dated March 14, 2014 (the “Offer to Purchase”) and the related Letter of Transmittal (which, along with the Offer to Purchase and together with any amendments or supplements to such documents, collectively constitute the “Offer”) relating to the Offer by Amdocs Limited, a company organized under the laws of the Island of Guernsey (“Amdocs”), to purchase for cash any and all of its outstanding 0.50% Convertible Senior Notes due 2024 (the “Notes”) at the Repurchase Price (as defined in your letter), upon the terms and subject to the conditions set forth in the Offer to Purchase.

This will instruct you to tender the principal amount of Notes indicated below (or, if no number is indicated below, the entire principal amount represented by all Notes) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Principal Amount of Notes to be Tendered*: $

SIGN HERE

 Signature(s):

 Please type or print name(s):

 Address:

 Area Code and Telephone Number:

 Dated:                                                                   , 2014

 Tax Identification or Social Security Number:

*	Unless otherwise indicated, it will be assumed that the entire principal amount of the Notes held by us for your account are to be tendered.

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